Exhibit 99.1

Moleculin Announces Imminent MIRACLE Trial Unblinding as Blinded Data Continue to Significantly Outperform Historical Benchmarks

Preliminary blinded CR rate for the first 45 subjects in the trial approximates 30% and represents ~67% improvement vs. standard of care

First 45-subject data unblinding expected before June 30, 2026

Program targets high-unmet-need AML population, including R/R Venetoclax subjects

Recruitment of Part A continues to the target 90 subjects in Q3 2026 with 56 or 62% subjects recruited and randomized

Continued absence of cardiotoxicity and high efficacy expected to position Annamycin as a “significant advancement” in AML treatment

HOUSTON, May 13, 2026 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that it is approaching the first unblinding of data from its pivotal Phase 2B/3 “MIRACLE” trial evaluating Annamycin in combination with cytarabine for the treatment of subjects that have been relapsed or refractory to their primary line of treatment for acute myeloid leukemia (R/R AML). The trial incorporates two arms of Annamycin at different doses plus cytarabine compared to the control arm of cytarabine plus a placebo. The Company continues to expect this unblinding to occur prior to June 30, 2026, as previously communicated.

The Company also reported that preliminary blinded efficacy data for the 45 subjects continue to approximate previously disclosed results, including a composite complete remission rate (CRc) exceeding 40% and a complete remission (CR) rate of approximately 30%. These results compare favorably to historical CR rates from two major trials of approximately 17–18% observed with cytarabine alone in similar patient populations. Cytarabine is a currently approved standard of care for second line treatment of AML. Based on preliminary data, the median age for subjects enrolled is in the mid-60’s, with over 30% entering the trial after becoming relapsed from or refractory (R/R) to a prior venetoclax regimen as first line therapy, which is considered a particularly challenging patient group. As of May 1st, a total of 56 subjects have been recruited in the MIRACLE trial to date keeping the Company on track to recruit the 90th subject in Part A in Q3 2026.

“The data coming from MIRACLE is encouraging” said Walter Klemp, Chairman and CEO of Moleculin. “For decades, cytarabine monotherapy regimens, although one of the current standards of care, have set a relatively low bar in relapsed or refractory AML, with historical complete remission rates hovering around 17–18% in previously referenced clinical trials. With our trial comparing two arms of Annamycin in combination with cytarabine compared to cytarabine with a placebo, we are looking forward to the opportunity of showing Annamycin is additive to cytarabine alone in a head to head trial. Against this backdrop, the data emerging from MIRACLE highlight what could be a substantial advancement, suggesting that we may finally be moving beyond the limitations that have defined standard-of-care outcomes.”

MIRACLE Trial Progress and Next Steps

The MIRACLE study (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a Phase 2B/3, global multi-center, randomized, double-blind, placebo-controlled, adaptive designed clinical trial whereby data from the 2B (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. Part A of the MIRACLE trial is designed to evaluate the effectiveness of Annamycin in two dosing arms (190 mg/m² and 230 mg/m²) in combination with cytarabine (also referred to as Ara-C) as compared to a control arm of cytarabine plus placebo. The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data of the three arms at 45 subjects in Part A, in addition to the conclusion of Part A (at 90 total subjects). The first early unblinding should yield approximately 30 subjects treated with Annamycin (190 mg/m2 and 230 mg/m2) in combination with cytarabine and 15 subjects treated with just cytarabine plus placebo. The MIRACLE trial is being offered only to AML patients who have had a single prior induction therapy (2nd line patients or 2L) including subjects that were treated with a Venetoclax regimen.

The unblinding of the first 45 subjects is on track to occur in late Q2 2026, as the data are subject to final data entry and audit. The second group of 45 subjects in Part A are expected to be fully recruited in the third quarter of 2026 with unblinding expected late in the second half of 2026. Recruitment of the second group of 45 subjects in Part A will continue uninterrupted while the first 45 subjects with efficacy are being unblinded. Unblinding for the full 90 subjects in Part A may require more time than for the first 45 as it involves more data to support the transition from Part A to Part B.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU can be found on euclinicaltrials.eu and the reference identifier is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition of matter patent protection through 2040 with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”), for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the progress and outcome of clinical trials, including the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial as described, the potential for regulatory approval for Annamycin, expected unblinding of the second group of 45 subjects in Part A and the anticipated transition from Part A to Part B of the MIRACLE trial, statements regarding Annamycin's safety and tolerability profile (including the absence of cardiotoxicity), statements regarding the clinical significance or competitive positioning of Annamycin relative to standard-of-care therapies,, and the Company's ability to secure necessary financing. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com